Andrew I. Telsey, P.C. Attorney at Law
12835 E. Arapahoe Road, Tower One, Penthouse #803, Englewood, Colorado 80112 Telephone: 303/768-9221 • Facsimile: 303/768-9224 • E-Mail: andrew@telseylaw.com

October 29, 2014

Board of Directors

Energie Holdings,Inc.

4885 Ward Road

Suite 300

Wheat Ridge, Colorado 80033

Re:	Energie Holdings, Inc.

Form S-1/A2 Registration Statement and related Prospectus

Dear Sirs:

We have acted as counsel to Energie Holdings, Inc. (the "Registrant"), a Delaware corporation, in connection with the preparation of the above-referenced S-1/A2 Registration Statement and related Prospectus ("Registration Statement"), relating to the registration of 5,000,000 shares of common stock, $.001 par value per share to be offered by the Registrant’s Selling Shareholder (as defined in the Prospectus). We have examined the Articles of Incorporation and By-laws of the Registrant, and such other documents as we have deemed relevant and material. Based on the foregoing, and certain representations of the officers, directors and representatives of the Registrant as to factual matters, it is the opinion of this office that:

1.	The Registrant has been duly organized and is validly existing and in good standing in the State of Delaware, the jurisdiction of its incorporation.

2.	The aforementioned securities to be registered pursuant to the Registration Statement have been duly and validly authorized by the requisite corporate action in accordance with the general requirements of corporation law. The aforesaid securities are validly authorized and issued, fully paid and nonassessable in accordance with the general requirements of Delaware corporation law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Yours truly,

ANDREW I. TELSEY, P.C.